Exhibit 99.1

For Release:	Immediate

Investors:	Rob Cherry	(281) 591-4560

Media:	Ellen Bates Michael King	(281) 445-6559 (281) 931-2540

FMC Technologies Announces Key Executive Appointments

HOUSTON, March 22, 2010 — FMC Technologies, Inc. (NYSE:FTI) announced today two key executive appointments, effective April 1, 2010.

FMC’s Board of Directors has appointed John T. Gremp President and Chief Operating Officer of FMC Technologies. Mr. Gremp will succeed Peter D. Kinnear as President. Since joining the company in 1975, Mr. Gremp has served in a variety of operations management roles, most recently as Executive Vice President of Energy Systems.

In addition, Robert L. Potter will succeed Mr. Gremp as Executive Vice President of Energy Systems. In this role, Mr. Potter will be responsible for the Energy Processing and Energy Production segment businesses. Previously, Mr. Potter was Senior Vice President of FMC’s Energy Processing and Global Surface Wellhead businesses. Mr. Potter has been with the company since 1973.

“John and Bob bring a wealth of experience to their respective roles,” said Peter D. Kinnear, Chairman, President and Chief Executive Officer. “Their leadership, management depth and energy industry knowledge will serve us well as we continue to seek opportunities to further grow the company.”

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FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2010, the Company has approximately 10,400 employees and operates 25 production facilities in 15 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information visit www.fmctechnologies.com.